Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2018 RESULTS

JASPER, IN (January 31, 2018) - Kimball International, Inc. (NASDAQ: KBAL) today announced the following results for the quarter ended December 31, 2017:

•	Revenue was $173.7 million, a 2% increase over the prior year second quarter.

•	Second quarter operating income was $12.0 million, or 6.9% of net sales, inclusive of a $1.7 million gain on the sale of an administrative building.

•
Second quarter net income was $7.4 million and diluted earnings per share was $0.20, inclusive of a one-time unfavorable $2.0 million deferred tax adjustment which was partially offset by a $1.6 million favorable tax rate adjustment, both driven by the Tax Cuts and Jobs Act.

•	Orders increased 8% over the prior year second quarter.

•	The D’style, Inc. acquisition was successfully completed on November 6, 2017.

•	Organic sales and orders in the hospitality vertical hit record levels in the second quarter.
Bob Schneider, Chairman and CEO, stated, “Our office-related verticals were generally challenged during the second quarter in a highly competitive market, while our hospitality furniture vertical had record sales. While our net sales were up 2%, I’m encouraged with strengthening consolidated orders during the quarter, which were up 8% with increases in all verticals except healthcare, which had a slight decline. We were disappointed in our operating performance this quarter with profits impacted by discounting and a shift to lower margin products. We are actively focused on improving profitability.”
Mr. Schneider continued, “The business climate continues to be strong with a strengthening U.S. economy, along with worldwide growth. Accordingly, we will stay the course to achieve our long-term strategic direction and will continue to invest in key initiatives rather than manage to short-term quarterly results. An important driver of the strong U.S. economic outlook is the recently passed tax act. The impact in our second quarter, however, was net-negative although we expect significant positive earnings impact in coming years.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2017	December 31, 2016	Percent Change
Net Sales	$173,674	$169,887	2%
Gross Profit	$53,936	$55,758	(3%)
Gross Profit %	31.1%	32.8%
Selling and Administrative Expenses	$41,931	$42,728	(2%)
Selling and Administrative Expenses %	24.2%	25.1%
Operating Income	$12,005	$13,030	(8%)
Operating Income %	6.9%	7.7%
Net Income	$7,378	$8,717	(15%)
Diluted Earnings Per Share	$0.20	$0.23
Return on Capital	16.7%	21.1%
EBITDA *	$16,142	$16,916

* The item indicated represents a Non-GAAP measurement. See “Reconciliation of Non-GAAP Financial Measures” below.

•
Consolidated net sales increased 2%, which included 1% from the D’style acquisition. The increase in net sales was driven by an increase in the hospitality, government, and education vertical markets, partially offset by declines in the healthcare and other commercial verticals. The government vertical increased as a result of growth in state and local government sales. In addition, the government and education verticals increased due to heightened focus in these areas. The hospitality vertical grew both due to the D’style acquisition and due to organic sales growth. Uncertainty in the healthcare market contributed to the decline in the healthcare vertical, and the other commercial vertical was negatively impacted by the timing of large projects.

•
Orders received during the second quarter of fiscal year 2018 increased 8% from the prior year second quarter, primarily driven by the hospitality, education, and government vertical markets. Hospitality orders increased across all major hotel brands that we service, and also increased due to D’style orders. Excluding the D’style acquisition, consolidated orders received would have increased by 6%. A positive outlook for the upcoming educational buying season contributed to the increase in educational orders, and strong state government growth increased government vertical orders.

•
Second quarter gross profit as a percent of net sales declined 170 basis points from the prior year second quarter due to a sales mix shift to lower margin products, freight cost increases, higher discounting, and an increase in the LIFO inventory reserve, partially offset by price increases and the additional margin contributed by D’style.

•
Selling and administrative expenses in the second quarter decreased 90 basis points as a percent of net sales and decreased 2% in absolute dollars compared to the prior year second quarter. The decrease in selling and administrative expense was driven by a $1.7 million pre-tax gain on the sale of an administrative building, and lower incentive compensation, partially offset by increases in salaries and additional costs related to the D’style acquisition including amortization of acquired intangibles and acquisition expenses.

•
The Company's 40.6% effective tax rate for the second quarter of fiscal year 2018 was higher than the prior year second quarter effective tax rate of 33.2%. The enactment of the Tax Cuts and Jobs Act in December 2017 required the Company to reduce the tax rate on net deferred tax assets which drove $2.0 million of additional tax expense, more than offsetting the lower tax rate on year-to-date pre-tax income which reduced current year taxes by $1.6 million. Under the new tax act the Company's statutory federal tax rate for fiscal year 2018 is a blended rate of 28.1% compared to the previous rate of 35%. The Company expects the lower tax rate to generate significant tax savings in future periods.

•
Operating cash flow for the second quarter of fiscal year 2018 was $8.4 million compared to operating cash flow of $19.1 million in the second quarter of the prior year, a decrease of $10.7 million. The decrease was primarily driven by changes in working capital balances and payments of employee incentives that occurred during the current year second quarter but not in the prior year second quarter as a result of a change in timing of annual cash incentive payments.

•
The Company's balance in cash, cash equivalents, and short-term investments was $79.6 million at December 31, 2017, compared to $98.6 million at June 30, 2017. The year-to-date fiscal year 2018 decrease was primarily due to a $17.8 million cash outflow for the D’style acquisition, capital expenditures of $12.1 million, and the return of capital to share owners in the form of stock repurchases and dividends totaling $6.6 million, which more than offset $15.4 million of cash flows from operations.

•
On November 6, 2017, the Company successfully completed the acquisition of privately-held D’style, Inc., which has administrative and sales offices in Chula Vista, CA and has a manufacturing location in Tijuana, Mexico. The acquisition expands the Company's hospitality offerings to public spaces beyond guest rooms, and provides new mixed material manufacturing capabilities. D’style was purchased for $20.0 million, inclusive of a $2.2 million contingent earn-out. The purchase price is subject to certain post-closing working capital adjustments.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measure used within this release is EBITDA, which is defined as net income before interest expense, income taxes, depreciation expense, and amortization expense. A reconciliation of the reported GAAP numbers to the non-GAAP financial measure is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that EBITDA is a useful measurement to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, uncertainties related to the future impact of federal tax reform, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2017 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 1, 2018
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International's Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the second quarter ended December 31, 2017 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2017		December 31, 2016
Net Sales	$173,674	100.0%	$169,887	100.0%
Cost of Sales	119,738	68.9%	114,129	67.2%
Gross Profit	53,936	31.1%	55,758	32.8%
Selling and Administrative Expenses	41,931	24.2%	42,728	25.1%
Operating Income	12,005	6.9%	13,030	7.7%
Other Income, net	423	0.3%	10	0.0%
Income Before Taxes on Income	12,428	7.2%	13,040	7.7%
Provision for Income Taxes	5,050	3.0%	4,323	2.6%
Net Income	$7,378	4.2%	$8,717	5.1%

Earnings Per Share of Common Stock:
Basic	$0.20		$0.23
Diluted	$0.20		$0.23

Average Number of Total Shares Outstanding:
Basic	37,476		37,234
Diluted	37,736		37,605

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2017		December 31, 2016
Net Sales	$343,191	100.0%	$344,883	100.0%
Cost of Sales	229,666	66.9%	230,438	66.8%
Gross Profit	113,525	33.1%	114,445	33.2%
Selling and Administrative Expenses	85,563	25.0%	85,955	24.9%
Restructuring (Gain) Expense	0	0.0%	(1,832)	(0.5%)
Operating Income	27,962	8.1%	30,322	8.8%
Other Income, net	912	0.3%	407	0.1%
Income Before Taxes on Income	28,874	8.4%	30,729	8.9%
Provision for Income Taxes	10,539	3.1%	11,014	3.2%
Net Income	$18,335	5.3%	$19,715	5.7%

Earnings Per Share of Common Stock:
Basic	$0.49		$0.53
Diluted	$0.49		$0.52

Average Number of Total Shares Outstanding:
Basic	37,452		37,421
Diluted	37,775		37,917

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2017	June 30, 2017
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$41,852	$62,882
Short-term investments	37,720	35,683
Receivables, net	53,140	53,909
Inventories	38,861	38,062
Prepaid expenses and other current assets	19,627	8,050
Assets held for sale	67	4,223
Property and Equipment, net	80,904	80,069
Goodwill	8,559	0
Intangible Assets, net	13,328	2,932
Deferred Tax Assets	9,350	14,487
Other Assets	13,997	13,450
Total Assets	$317,405	$313,747

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$24	$27
Accounts payable	42,271	44,730
Customer deposits	28,236	20,516
Sale-leaseback financing obligation	0	3,752
Dividends payable	2,721	2,296
Accrued expenses	38,312	49,018
Long-term debt, less current maturities	161	184
Other	17,907	17,020
Share Owners' Equity	187,773	176,204
Total Liabilities and Share Owners' Equity	$317,405	$313,747

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2017	2016
Net Cash Flow provided by Operating Activities	$15,382	$32,105
Net Cash Flow used for Investing Activities	(27,322)	(14,184)
Net Cash Flow used for Financing Activities	(9,090)	(12,031)
Net (Decrease) Increase in Cash and Cash Equivalents	(21,030)	5,890
Cash and Cash Equivalents at Beginning of Period	62,882	47,576
Cash and Cash Equivalents at End of Period	$41,852	$53,466

Net Sales by End Vertical Market
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2017	2016	% Change	2017	2016	% Change
Commercial	$48.6	$51.7	(6%)	$99.4	$100.7	(1%)
Education	16.6	14.6	14%	47.1	41.2	14%
Finance	17.6	16.7	5%	30.7	33.5	(8%)
Government	21.4	17.9	20%	46.2	36.2	28%
Healthcare	23.1	27.1	(15%)	43.1	52.5	(18%)
Hospitality	46.4	41.9	11%	76.7	80.8	(5%)
Total Net Sales	$173.7	$169.9	2%	$343.2	$344.9	0%

Orders Received by End Vertical Market
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2017	2016	% Change	2017	2016	% Change
Commercial	$55.1	$54.6	1%	$103.8	$105.7	(2%)
Education	17.1	14.3	20%	36.6	33.6	9%
Finance	18.8	18.7	1%	35.1	37.7	(7%)
Government	19.2	17.3	11%	42.8	35.7	20%
Healthcare	23.8	24.5	(3%)	45.2	53.2	(15%)
Hospitality	44.9	36.6	23%	79.5	77.3	3%
Total Orders Received	$178.9	$166.0	8%	$343.0	$343.2	0%

During the second quarter of fiscal year 2018, vertical market reporting was redefined to better reflect the end markets that the Company serves. The largest shifts among vertical markets were sales to certain government-affiliated medical facilities, which were previously classified in the government vertical market and are now classified in the healthcare vertical market. Prior period information was estimated to reflect the new vertical market definitions on a comparable basis.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2017	2016	2017	2016
Interest Income	$234	$99	$468	$209
Interest Expense	(74)	(5)	(105)	(10)
Foreign Currency Loss	(29)	(8)	(12)	(15)
Gain on Supplemental Employee Retirement Plan Investment	413	29	764	396
Other Non-Operating Expense	(121)	(105)	(203)	(173)
Other Income, net	$423	$10	$912	$407

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands)

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”)
	Three Months Ended
	December 31,
	2017	2016
Net Income	$7,378	$8,717
Provision for Income Taxes	5,050	4,323
Income Before Taxes on Income	12,428	13,040
Interest Expense	74	5
Interest Income	(234)	(99)
Depreciation and Amortization	3,874	3,970
EBITDA	$16,142	$16,916